EXHIBIT 99.1

Contact:  Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2020 SECOND QUARTER

AND SIX-MONTH RESULTS

IRVINE, CA, February 6, 2020 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2020 second quarter ended December 31, 2019. The Company also filed its Quarterly Report on Form 10-Q for the second quarter of fiscal year 2020 with the Securities and Exchange Commission today.

Quarter Ended December 31, 2019

Net sales for the three months ended December 31, 2019, increased $1.6 million, or 24%, to $8.0 million from $6.4 million for the three months ended December 31, 2018, due primarily to increased repair revenue generated from our largest customer.

Gross profit for the three months ended December 31, 2019, increased $615,000, or 27%, to $2.9 million from $2.2 million for the same period in fiscal 2019, due to the increase in sales described above and our ability to better absorb and maintain the level of our fixed manufacturing costs.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended December 31, 2019, increased $140,000, or 13%, to $1.2 million compared to the prior fiscal year’s corresponding quarter, reflecting our planned investments in research and development, selling, and general and administrative expenses in an effort to release new products and garner new customer relationships.

Net income for the quarter ended December 31, 2019, was $1.2 million, or $0.31 per diluted share, compared to $1.2 million, or $0.28 per diluted share, for the corresponding quarter in fiscal 2019.

Six Months Ended December 31, 2019

Net sales for the six months ended December 31, 2019, increased $1.9 million, or 14%, to $15.2 million from $13.3 million for the six months ended December 31, 2018, due primarily to increases in repair revenue generated from our largest customer.

Gross profit for the six months ended December 31, 2019, increased $669,000, or 13%, compared to the same period in fiscal 2019 due to the increase in sales described above.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the six months ended December 31, 2019, increased 21% to $2.5 million from $2.1 million in the prior fiscal year’s corresponding period, reflecting our planned investments in research and development, selling, and general and administrative expenses in an effort to release new products and garner new customer relationships.

Net income for the six months ended December 31, 2019 was $2.4 million, or $0.58 per diluted share, compared to $2.5 million, or $0.59 per diluted share, for the corresponding period in fiscal 2019.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our second quarter and year-to-date results and our net sales growth.” Mr. Van Kirk continued, “We expect the momentum to continue. Additionally, we are pleased that the private-labeled thoracic driver and related accessories are on track to ship in our third quarter of this fiscal year.”

The amount spent on projects under development as well as the estimated market launch date and estimated future annual revenue is summarized below (in thousands):

	Three and Six Months ended December 31, 2019		Three and Six Months ended December 31, 2018		Market Launch	Est Annual Revenue
Total Research & Development costs:	$397	$881	$326	$735

Products in development:
Thoracic Driver	$17	$37	$33	$107	03/20	$4,000
Arthroscopic Shaver(1)	3	11	38	60	06/21	$600
ENT Shaver	66	155	—	—	01/21	$2,000
Arthroscopic Attachment	—	—	9	16	(2)	$150
CMF Driver	29	46	2	3	06/20	$350
Sustaining & Other	282	632	244	549
Total	$397	$881	$326	$735

Customer CMF Driver (3)	$81	$181	$152	$217	06/20	$2,500

(1)	This project has been internally pushed back to focus on our new internal Pro-Dex branded ENT shaver.
(2)	Internal development of this project is now complete, but we are looking for the most attractive sales channel.
(3)	Costs incurred related to customer contracts are included in costs of sales and deferred costs and are not included in research and development costs.

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors. Pro-Dex also sells rotary air motors to a wide range of industries. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth, and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments, and future performance, (including, but not limited to, estimated product launch dates and estimated future revenue), as well as management's expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC.

CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	December 31, 2019	June 30, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$6,175	$7,742
Investments	3,540	2,649
Accounts receivable, net of allowance for doubtful accounts of $17 and $0 at December 31, 2019 and at June 30, 2019, respectively	2,683	4,100
Deferred costs	492	430
Inventory	7,808	6,239
Prepaid expenses and other current assets	193	623
Total current assets	20,891	21,783
Equipment and leasehold improvements, net	2,768	2,726
Right of use asset, net	3,107	—
Intangibles, net	145	129
Deferred income taxes, net	163	260
Investments	1,610	582
Other assets	42	40
Total assets	$28,726	$25,520

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,672	$1,996
Accrued expenses	1,287	1,437
Deferred revenue	360	215
Note payable and capital lease obligations	633	622
Total current liabilities	3,952	4,270
Deferred rent	—	146
Lease liability, net of current portion	2,937	—
Income taxes payable	352	162
Notes and capital leases payable, net of current portion	3,613	3,934
Total non-current liabilities	6,902	4,242
Total liabilities	10,854	8,512
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 3,884,098 and 4,039,491 shares issued and outstanding at December 31, 2019 and June 30, 2019, respectively	13,634	15,815
Accumulated other comprehensive income (loss)	100	(549)
Retained earnings	4,138	1,742
Total shareholders’ equity	17,872	17,008
Total liabilities and shareholders’ equity	$28,726	$25,520

PRO-DEX, INC.

CONDENSED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2019	2018	2019	2018

Net sales	$7,961	$6,399	$15,201	$13,314
Cost of sales	5,097	4,150	9,557	8,339
Gross profit	2,864	2,249	5,644	4,975

Operating (income) expenses:
Selling expenses	135	97	277	130
General and administrative expenses	664	633	1,327	1,197
Gain from disposal of equipment	—	—	—	(7)
Research and development costs	397	326	881	735
Total operating expenses	1,196	1,056	2,485	2,055

Operating income	1,668	1,193	3,159	2,920
Interest expense	(63)	(69)	(122)	(89)
Interest and other income	33	93	68	168
Gain on sale of investments	—	356	—	356

Income from operations before income taxes	1,638	1,573	3,105	3,355
Income tax expense	(389)	(394)	(751)	(827)
Net income	$1,249	$1,179	$2,354	$2,528
Other comprehensive income (loss), net of tax:
Unrealized income (loss) from marketable equity investments	705	(494)	649	(349)
Comprehensive income	$1,954	$685	$3,003	$2,179

Basic net income per share:
Net income	$0.32	$0.28	$0.59	$0.59
Diluted net income per share:
Net income	$0.31	$0.28	$0.58	$0.59

Weighted average common shares outstanding:
Basic	3,950	4,195	3,979	4,263
Diluted	4,053	4,242	4,082	4,303
Common shares outstanding	3,884	4,143	3,884	4,143

PRO-DEX, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,354	$2,528
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	282	195
Gain from disposal of equipment	—	(7)
Share-based compensation	19	18
Non-cash lease expense	22	—
Amortization of loan fees	4	—
Gain on sale of investments	—	(356)
Deferred income taxes	97	742
Bad debt expense (recovery)	17	(13)
Changes in operating assets and liabilities:
Accounts receivable and other current receivables	1,400	(838)
Deferred costs	(62)	(143)
Inventory	(1,569)	(147)
Prepaid expenses and other assets	430	(46)
Accounts payable and accrued expenses	(771)	(301)
Deferred revenue	145	(1)
Income taxes payable	190	(123)
Net cash provided by operating activities	2,558	1,508

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments	(1,271)	(1,365)
Purchases of equipment and leasehold improvements	(317)	(540)
Proceeds from sale of investments	—	1,905
Proceeds from sale of equipment	—	7
Increase in intangibles	(23)	(14)
Net cash used in investing activities	(1,611)	(7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	(2,215)	(2,560)
Proceeds from exercise of options and ESPP contributions	15	17
Payment of employee payroll taxes on net issuance of common stock	—	(101)
Proceeds from Minnesota Bank & Trust long-term debt, net of fees	—	4,942
Principal payments on notes payable and capital lease	(314)	(116)
Net cash provided by (used in) financing activities	(2,514)	2,182

Net increase (decrease) in cash and cash equivalents	(1,567)	3,683
Cash and cash equivalents, beginning of period	7,742	5,188
Cash and cash equivalents, end of period	$6,175	$8,871